EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G, and any amendments thereto, with respect to the common stock beneficially owned by each of them of Starboard Value Acquisition Corp. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

Dated: February 12, 2021

SVAC Sponsor LLC

By:	/s/ Kenneth Marlin
Name: Kenneth Marlin
Title: Authorized Signatory

SVAC Manager LLC

By:	/s/ Jeffrey Smith
Name: Jeffrey Smith
Title: A Managing Member